Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement on Form S-8 of iSatori, Inc. of our report dated April 15, 2013, relating to our audit of the consolidated financial statements, which appear in the Annual Report on Form 10-K of iSatori, Inc. for the year ended December 31, 2012.

Hein & Associates LLP

Denver, Colorado

April 29, 2013